UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 8, 2007
LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

8600 South Boulevard, P.O. Box 32368, Charlotte, NC	28232

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Separation Agreement. Effective February 8, 2007, Lance, Inc. (the “Company”) entered into an Agreement (the “Separation Agreement”) with L. Rudy Gragnani, Jr., which terminated Mr. Gragnani’s employment with the Company effective February 14, 2007. Mr. Gragnani served as the Company’s Vice President — Information Technology/CIO. As previously reported, the Company and Mr. Gragnani entered into an Executive Severance Agreement, dated November 10, 1997 (the “Severance Agreement”), whereby the Company agreed to provide Mr. Gragnani with certain benefits in the event of a termination of employment.
The Separation Agreement provides that Mr. Gragnani will receive certain compensation and benefits provided under the Severance Agreement in accordance with the terms thereof, including payments of (1) $264,600, which includes one year’s base salary plus target bonus, (2) the greater of $9,299 or the actual bonus earned by Mr. Gragnani through his date of termination, (3) $128,500 in satisfaction of all of his rights under the Company sponsored incentive plans in which he participated and (4) all of his vested interests in other Company sponsored benefits plans. If Mr. Gragnani elects to continue his medical insurance coverage under COBRA, the Company will pay his COBRA premiums until the earlier of February 13, 2008 or the date he becomes eligible for medical coverage under a successor employer’s plan. Mr. Gragnani will also receive 90 days of outplacement services and will purchase from the Company the automobile used by him in connection with his employment, at a discount from the retail value of the vehicle.
Three-Year Performance Incentive Plan. On February 8, 2007, the Compensation Committee of the Company adopted and approved the Lance, Inc. 2007 Three-Year Performance Incentive Plan for Officers (the “Three-Year Plan”). The Three-Year Plan provides certain officers of the Company an incentive award based on the Company’s three-year average return on capital employed (“ROCE”). Each participant is assigned a target incentive based on a percentage of current base salary. The following target incentives were assigned to the Company’s named executive officers: David V. Singer—$165,500, Rick D. Puckett—$91,875, Frank I. Lewis—$66,300 and Earl D. Leake—$56,250.
With respect to average ROCE, the Compensation Committee established (1) a threshold level of performance of 11% under which each participant will be entitled to a bonus award of 50% of the target incentive, (2) a target level of performance of 12% under which each participant will be entitled to 100% of the target incentive and (3) a maximum level of performance of 14% under which each participant will be entitled to the maximum payment of 400% of the target incentive. Bonus payments will be calculated on a straight line basis between the threshold and target level and between the target and maximum level. Based on audited financial statements for the fiscal years 2007 through 2009, any awards will be payable in early 2010. Awards will be paid 50% in cash and 50% in common stock, except for awards to Mr. Singer, which will be paid 100% in cash.
Awards under the Three-Year Plan will be granted under the Lance, Inc. 2007 Key Employee Incentive Plan (the “2007 Incentive Plan”), which is subject to approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on April 26, 2007. All awards made under the Three-Year Plan are conditioned upon such approval by the stockholders.

Annual Performance Incentive Plan. On February 9, 2007, the Board of Directors of the Company, on recommendation of its Compensation Committee, adopted and approved the Lance, Inc. 2007 Annual Performance Incentive Plan for Officers (the “Annual Plan”). The Annual Plan provides certain officers of the Company annual incentive awards based on the achievement of specified goals with respect to the following performance measures: (1) corporate earnings per share (weighted at 45%), (2) net sales dollars (weighted at 35%) and (3) economic profit (weighted at 20%). Each participant is assigned target incentives based on a percentage of current base salary. The following target incentives were assigned to the Company’s named executive officers: Mr. Singer—$550,000, Mr. Puckett—$183,750, Mr. Lewis—$132,600, Mr. Leake—$112,500 and H. Dean Fields—$78,800.
With respect to each performance measure, the Compensation Committee established (1) a threshold level of performance under which each participant will be entitled to 50% of the weighted target incentive, (2) a target level of performance under which each participant will be entitled to 100% of the weighted target incentive and (3) a maximum level of performance under which each participant will be entitled to a maximum payment of 200% of the weighted target incentive. Bonus payments will be calculated on a straight line basis between the threshold and target level and between the target and maximum level for each performance measure. Based on audited financial statements for the 2007 fiscal year, any awards will be paid in cash in early 2008.
Awards under the Annual Plan will be granted under the 2007 Incentive Plan, which is subject to approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on April 26, 2007. All awards made under the Annual Plan are conditioned upon such approval by the stockholders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCE, INC.

Date: February 14, 2007	By:	/s/ Earl D. Leake

Earl D. Leake Vice President of Human Resources

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